Exhibit 10.1

Execution Version

November 17, 2024

VV Aggregator Holdings 1 LLC

c/o Avenue Capital Management, L.P.

11 West 42nd Street, 9th Floor

New York, NY 10036

CONFIDENTIAL

Re: Amended and Restated Class B Unit Purchase Agreement

Ladies and Gentlemen:

Reference is made to (a) that certain Class B Unit Purchase Agreement (the “Original UPA”), dated as of September 18, 2024, by and among Vistra Vision Holdings I LLC, a Delaware limited liability company (the “Purchaser”), VV Aggregator Holdings 1 LLC, a Delaware limited liability company (the “Seller”), and, solely for the purposes of Section 7(t) and the other provisions referenced therein, Vistra Operations Company LLC, a Delaware limited liability company (“Vistra Ops”), and (b) that certain Amended and Restated Limited Liability Company Agreement of Vistra Vision LLC, a Delaware limited liability company (the “Company”), dated as of March 1, 2024 (as amended from time to time, the “LLCA”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Original UPA.

The Purchaser, Vistra Ops and the Seller hereby agree as follows:

1.

Amended and Restated Unit Purchase Agreement. If Vistra Ops successfully prices at least $1.25 billion of notes through a private offering on or before December 20, 2024 (the “Notes Financing”), then Purchaser, Vistra Ops and Seller will execute and deliver within 3 Business Days thereafter an Amended and Restated Class B Unit Purchase Agreement between the Purchaser, Vistra Ops and Seller in the form attached hereto as Exhibit A (“A&R UPA”). If the Notes Financing does not occur by December 20, 2024, the terms and conditions of the Original UPA shall remain in effect.

2.	Notices. Section 7(m) of the Original UPA is hereby incorporated by reference into this Side Letter Agreement mutatis mutandis.

3.

Disclosure. Notwithstanding anything to the contrary in the Original UPA or the LLCA, the Purchaser and Vistra Ops may disclose this letter agreement, the Original UPA and the A&R UPA in connection with (i) the Notes Financing, (ii) disclosures in documents (including exhibits and all other information incorporated therein) filed or furnished by the Purchaser or its Affiliates (as such term is defined in the LLCA) with the Securities Exchange Commission, or (iii) any earnings calls or releases of the Purchaser or its Affiliates, without the prior consent of the Seller.

4.

Waiver of Reporting Obligations. The Seller hereby waives its right to receive, and acknowledges and agrees that the Company has no obligation to deliver to the Seller, the unaudited statement of operations, balance sheet and statement of cash flows of the Company and its Subsidiaries (as such term is defined in the LLCA) on a consolidated basis for the Quarter (as such term is defined in the LLCA) ending September 30, 2024 as required by Section 9.02(b) of the LLCA (the “Q3 2024 Financial Information”); provided, however, that if the A&R UPA is validly terminated in accordance with Section 7(e) thereto prior to the Closing, the Company shall be obligated to deliver to the Seller the Q3 2024 Financial Information not later than 60 days after the date of such termination.

5.	Survival. Sections 3 and 4 shall survive, and shall in no way be affected by, the termination of this letter agreement.

6.

Miscellaneous. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. This letter agreement shall be governed by the laws of the State of Delaware (without giving effect to its conflict of laws principles).

*****

Yours very truly,

VISTRA VISION HOLDINGS I LLC

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Executive Vice President and Chief Financial Officer

VISTRA OPERATIONS COMPANY LLC

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED as of the date first

written above by the undersigned, thereunto duly authorized:

VV AGGREGATOR HOLDINGS 1 LLC

By: Avenue Capital Management II, L.P.

Its: Manager

By: Avenue Capital Management II Gen Par, LLC

Its: General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

[Signature Page to UPA Letter Agreement]

Exhibit A

Amended and Restated Class B Unit Purchase Agreement

[See attached.]

[Signature Page to UPA Letter Agreement]

Execution Version

AMENDED AND RESTATED CLASS B UNIT PURCHASE AGREEMENT

THIS AMENDED AND RESTATED CLASS B UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of ___________ ___, 2024 by and among Vistra Vision Holdings I LLC, a Delaware limited liability company (the “Purchaser”), VV Aggregator Holdings 1 LLC, a Delaware limited liability company (the “Seller”), and, solely for the purposes of Section 7(t) and the other provisions referenced therein, Vistra Operations Company LLC, a Delaware limited liability company (the “Guarantor”). Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the A&R LLC Agreement (as defined below). The Seller and the Purchaser are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is a Member of Vistra Vision LLC, a Delaware limited liability company (the “Company”), owns 399,277 Class B Units, and is party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 1, 2024 (as amended, amended and restated or otherwise modified from time to time, the “A&R LLC Agreement”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, 399,277 Class B Units owned by the Seller, including all voting or control and other membership rights attributable thereto (the “Purchased Units”), on the terms and subject to the conditions contained in this Agreement (the “Purchase”);

WHEREAS, the Parties entered into that certain Unit Purchase Agreement (the “Original Agreement”), dated as of September 18, 2024;

WHEREAS, concurrently with the entry into the Original Agreement, the Purchaser entered into a Class B Unit Purchase Agreement with Nuveen Asset Management, LLC, as investment advisor or subadvisor on behalf of each fund and/or account listed on Schedule I thereof (collectively, the “Nuveen Sellers”), and, solely for the purposes of Section 7(t) thereof, the Guarantor (the “Nuveen UPA”), in accordance with the terms and subject to the conditions of which the Purchaser will acquire all of the Class B Units owned by the Nuveen Sellers; and

WHEREAS, in accordance with Section 7(l) of the Original Agreement, the Parties desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 7(l) of the Original Agreement, the Original Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. PURCHASE AND SALE.

(a) Sale and Purchase. At the Closing (as defined below), on the terms and subject to the conditions contained in this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, all of the Seller’s right, title and interest in and to the Purchased Units, free and clear of Encumbrances (other than any Encumbrances arising under applicable securities laws or the A&R LLC Agreement), for an aggregate cash purchase price of $819,848,773.33 (the “Purchase Price”). The Purchase Price for the Purchase shall be subject to the following adjustments, as applicable (the resulting amount payable with respect to the Purchase Price after giving effect to any such adjustment, which shall be subject to further adjustment pursuant to Section 1(c) below, the “Closing Payment Amount”): (i) the Purchase Price shall be increased by the amount, if any, by which the aggregate amount of any distributions paid to or for the account of the Seller in respect of the Purchased Units after the date of this Agreement and prior to the Closing (each, a “Pre-Closing Distribution”) is less than $43,920,470.00 (a “Pre-Closing Distribution Shortfall”); or (ii) the Purchase Price shall be reduced by the amount, if any, by which the aggregate amount of any Pre-Closing Distributions is greater than $43,920,470.00 (a “Pre-Closing Distribution Surplus”). Unless the Seller delivers to the Purchaser a written consent (in form and substance satisfactory to the Purchaser) from the Administrative Agent (as defined herein) (on behalf of the lenders under the Credit Agreement (as defined herein)), permitting any or all of the Closing Payment Amount to be made to a different account, the Purchaser shall cause the Closing Payment Amount to be made directly to the Collateral Account (as defined in the Credit Agreement) and the Seller shall cause the Closing Payment Amount so received to be applied in accordance with terms of the Credit Agreement and the other Loan Documents (as defined herein).

(b) Closing. The closing of the Purchase (the “Closing”) shall take place remotely via the electronic exchange of documents on December 31, 2024 (the “Closing Date”), provided that if any of the conditions set forth in Section 5 and Section 6 of this Agreement (other than any such conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or (if permissible) waiver by the applicable Party of such conditions) have not been satisfied or (if permissible) waived by the applicable Party, then the Closing Date shall be automatically extended to the date that is five (5) Business Days after the date on which such conditions have been satisfied or (if permissible) waived by the applicable Party, or at such other time as the Purchaser and the Seller may mutually agree in writing.

(c) Closing Deliveries. At the Closing: (i) the Seller shall deliver to the Purchaser, and the Purchaser shall deliver or cause to be delivered to the Seller, a duly executed instrument of assignment of all of the Purchased Units in the form attached hereto as Exhibit A, (ii) in exchange therefor, the Purchaser shall deliver or cause to be delivered to the Seller the Closing Payment Amount (less the aggregate of all Closing Transaction Expense Payments (as defined below)), by wire transfer of immediately available funds to an account designated by the Seller, (iii) the Purchaser shall deliver or cause to be delivered the Closing Transaction Expense Payments for the benefit of the Advisors entitled thereto, by wire transfer of immediately available funds to the accounts designated by the Seller pursuant to Section 1(e); provided, that the Closing Transaction Expense Payments shall only be delivered pursuant to this Section 1(c)(iii) to the extent that the Closing Transaction Expense Payments are deducted from the Closing Payment Amount pursuant to Section 1(c)(ii) and to the extent that the aggregate Closing Transaction Expense Payments are less than the Closing Payment Amount, (iv) the Seller shall deliver to the Company an amount equal to 26.62% of the reasonable out-of-pocket fees and expenses of counsel incurred by the Company, or by the Managing Member and/or the Purchaser or their respective Affiliates, in each case on behalf of the Company, in connection with the Seller’s or the Nuveen

Sellers’ proposed Disposition of Class B Units (including pursuant to Section 7.02(f) of the A&R LLC Agreement), the negotiation and entry into this Agreement and the Nuveen UPA (and any other agreement to be entered into by the parties hereto or thereto or their respective Affiliates in connection with the transactions contemplated hereby or thereby) and the consummation of the transactions contemplated hereby and thereby, by wire transfer of immediately available funds to an account or accounts designated by the Purchaser or (at the election of the Seller) by set off against the Closing Payment Amount (provided that the aggregate amount of such fees and expenses payable pursuant to this clause (iv) shall be treated as an adjustment to the Seller’s Closing Payment Amount for applicable tax purposes), (v) the Seller shall deliver to the Purchaser a properly completed and duly executed IRS Form W-9 or IRS Form W-8, as applicable, (vi) the Seller shall deliver to the Purchaser a full and unconditional release by the Administrative Agent, on behalf of the Secured Parties (as defined in the Security Agreement referred to below), of any Encumbrance securing the Purchased Units and all products and proceeds thereof (excluding products and proceeds constituting the Purchase Price) with respect to all indebtedness as evidenced by the documents set forth on Schedule 2(c) (collectively, the “Encumbered Assets”) or otherwise, including any termination statements on Form UCC-3 or other releases reasonably necessary or desirable to evidence the termination and release of any such Encumbrances, in each case, in form reasonably satisfactory to the Purchaser and in the case of any Form UCC-3 in a form ready for filing, (vii) the Seller shall deliver to the Purchaser a certificate of the Seller, validly executed for and on behalf of the Seller and in the name of the Seller by a duly authorized officer thereof, certifying that the conditions set forth in Section 6(a) and Section 6(b) have been satisfied, (viii) the Purchaser shall deliver to the Seller a duly executed certificate, prepared in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), to the effect that the Company is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code and the regulations promulgated thereunder) at any time during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and no interest in the Company constitutes a United States real property interest (as defined in section 897(c)(1) of the Code and the regulations promulgated thereunder), and (ix) the Purchaser shall deliver to the Seller a certificate of the Purchaser, validly executed for and on behalf of the Purchaser and in the name of the Purchaser by a duly authorized officer thereof, certifying that (A) the representations and warranties of the Purchaser set forth in Section 3 are true and correct in all respects as of the Closing as though made as of the Closing, and (B) the Purchaser has performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Purchaser at or prior to the Closing. Such account or accounts referenced in this Section 1(c)(ii), Section 1(c)(iii) or Section 1(c)(iv) shall be designated by the Seller, or the Purchaser, as applicable, in writing to the Purchaser, or the Seller, as applicable, at least four (4) Business Days prior to the Closing. Effective as of the Closing: (w) the Seller shall be deemed to have withdrawn as a Member and a Class B Member, (x) the Seller’s rights in and to its Class B Units shall terminate, (y) the Seller shall have no further rights or obligations under the A&R LLC Agreement, except where the A&R LLC Agreement contemplates that the rights or obligations of the Seller shall survive the Seller’s withdrawal as a Member and/or a Class B Member (including Section 3.07, Section 6.04(c) (other than the proviso set forth therein and the last sentence of Section 6.04(c)), Section 5.03 and Section 12.08(c) of the A&R LLC Agreement, but not Section 7.01(b)(iii) of the A&R LLC Agreement), and (z) the Class B Member Representative shall have no further rights under the A&R LLC Agreement, except where the A&R LLC Agreement contemplates that the rights of the Class B Member Representative shall survive resignation or removal of the Class B Member Representative or the termination of the A&R LLC Agreement (including Section 12.08(c) of the A&R LLC Agreement).

(d) Withholding. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to deduct and withhold from the Purchase Price (including the Closing Payment Amount) payable to the Seller (or to any assignee of such Seller) or any Person such amounts as may be required to be deducted or withheld therefrom under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment; provided that if the Purchaser determines that any withholding is required from a Payment to the Seller (or such assignee) pursuant to applicable Law (other than as a result of a failure of the Seller or such assignee to provide an IRS Form W-9 or IRS Form W-8, as applicable), the Purchaser shall use commercially reasonable efforts to (i) provide the Seller, at least three Business Days prior to the date the applicable payment is scheduled to be made, with written notice of the intent to deduct and withhold, and (ii) cooperate with the Seller to eliminate or reduce such withholding, including providing a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding). To the extent such amounts are so deducted or withheld and timely paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller (or its assignee, as applicable) or other person with respect to which such withholding was made.

(e) Transaction Expenses Payments. At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a written statement setting forth the Seller’s good faith estimate of the amount of Seller Transaction Expenses outstanding and payable as of the Closing Date (each, a “Closing Transaction Expense Payment”), together with wire transfer instructions for the payment thereof and an IRS Form W-9 or IRS Form W-8, as applicable, from each Advisor. As used herein, “Seller Transaction Expenses” means the fees, costs, expenses, and commissions incurred by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby payable to each of (A) Evercore Group L.L.C., (B) PJT Partners LP, (C) Kramer Levin Naftalis & Frankel LLP, and (D) any other brokers, agents, advisors, consultants, attorneys, accountants, or other Persons specified in the applicable written statement delivered by the Seller to the Purchaser ((A) through (D), collectively, the “Advisors”).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser and the Guarantor as of the date hereof and as of the Closing as follows:

(a) Authorization, Approval and Enforceability. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller has all necessary limited liability company, partnership or corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase. The execution and delivery of and performance by the Seller of its obligations under this Agreement and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company, partnership or corporate action by the Seller and no other limited liability company, partnership or corporate action on the part of the Seller is necessary to authorize the execution and delivery of and performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller, assuming due authorization, execution and delivery of this Agreement by the Purchaser, and constitutes a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) No Conflicts. The execution and delivery by the Seller of this Agreement do not, and (subject to the release of all Encumbrances on the Encumbered Assets in accordance with Section 1(c)(vi)) the performance by the Seller of its obligations under this Agreement and the Purchase does not: (i) conflict with or violate any provision of the organizational documents of the Seller, (ii) conflict with or violate any law, regulation or order applicable to the Seller or by which any property or asset of the Seller is bound, (iii) require any consent or approval under, result in a breach of, conflict with, result in a termination of, contravene, constitute (with or without due notice or lapse of time or both) a default under, or accelerate any of the terms, conditions or provisions of, any contract to which the Seller is a party or by which any of its property or assets are subject or bound, or (iv) result in the creation of any Encumbrance over the Purchased Units, other than in the case of clauses (ii) and (iii) as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the Seller taken as a whole or to prevent, materially impair or delay the ability of the Seller to perform its obligations under this Agreement and consummate the Purchase hereunder.

(c) Ownership of Units. The Seller owns all right, title and interest (legal and beneficial) in and to all of the Purchased Units, free and clear of all Encumbrances (other than any Encumbrances arising under applicable securities laws or the A&R LLC Agreement or with respect to the Encumbered Assets as set forth on Schedule 2(c)). The Seller has all requisite right, power and authority to sell, transfer, assign and deliver the Purchased Units as provided herein, and at the Closing will sell, transfer, assign and deliver to the Purchaser good and valid title to the Purchased Units, free and clear of all Encumbrances (other than any Encumbrances arising under applicable securities laws or the A&R LLC Agreement). Except as set forth on Schedule 2(c), no Person (other than the Purchaser hereunder) has any agreement, option, understanding or commitment (oral or in writing) with the Seller, or any right or privilege capable of becoming an agreement, option or commitment, for the purchase or acquisition of any of the Purchased Units.

(d) Broker Fees. No broker, investment banker, financial advisor or other Person is, directly or indirectly, entitled or will be entitled to any broker’s, finder’s, agent’s, financial advisor’s or other similar fee, commission or charge (or similar payment) in connection with the Purchase based upon arrangements made by or on behalf of the Seller or any of its Affiliates for which the Purchaser or its Affiliates could become liable.

(e) Legal Proceedings. There are no actions, charges, suits, claims, demands, arbitrations, audits, proceedings or investigations (whether formal or informal), and whether civil, criminal, administrative, investigative or other (collectively, “Actions”) pending or, to the knowledge of the Seller, threatened against the Seller that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or delay the ability of the Seller to perform its obligations under this Agreement and consummate the Purchase hereunder.

(f) Sophisticated Seller; Access to Information. The Seller (i) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such transactions and (iii) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller has evaluated the merits and risks of selling the Purchased Units on the terms set forth in this Agreement, and is willing to forgo through such sale any post-Closing distributions that would have been paid to the Seller in respect of the Purchased Units in the absence of this Agreement, as well as the potential for future economic gain and other benefits that might be realized from the ownership or sale of the Purchased Units. The Seller has had access to such information regarding the business and finances of the Company and its Subsidiaries and investments, and such other matters with respect to the Company and its Subsidiaries and investments as a reasonable Person would consider in evaluating the transactions contemplated hereby. The Seller represents that, other than the representations and warranties of the Purchaser expressly set forth in Section 3 and of the Guarantor expressly set forth in Section 7(t), it has not relied on the Purchaser or its Affiliates for any information regarding the Company or its Subsidiaries or investments or the value of the Purchased Units and acknowledges that neither the Purchaser nor its Affiliates has any duty or obligation to provide the Seller any such information. The Seller acknowledges that (x) the Purchaser and its Affiliates may have, and later may come into possession of, information with respect to the Company and its Subsidiaries and investments that is not known to the Seller and that may be material to a decision to sell the Purchased Units and/or the value of the Purchased Units (“Seller Excluded Information”), (y) the Seller has determined to sell the Purchased Units notwithstanding its lack of knowledge of the Seller Excluded Information and (z) neither the Purchaser nor any of its Affiliates shall have any liability to the Seller under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Purchased Units and the transactions contemplated by this Agreement. The Seller understands and acknowledges that the fair market value of the Purchased Units may be more or less than the consideration being delivered by the Purchaser in connection herewith. The Seller acknowledges the price for the Purchased Units may significantly appreciate or depreciate over time and by agreeing to sell all of the Purchased Units to the Purchaser pursuant to this Agreement, the Seller is giving up the opportunity to sell the Purchased Units at a possible higher price in the future. The Seller recognizes and acknowledges that the Purchase Price (including the Closing Payment Amount) has been negotiated in good faith and at arms’ length, but future events, which could be arranged or influenced by the Purchaser and its Affiliates, could cause the price of the Purchased Units to increase substantially, and the Seller will have no right to participate in such increase with regard to the Purchased Units. The Seller understands that the Purchaser is relying on the accuracy and truth of the foregoing representations and the following release, and the Seller hereby consents to such reliance. The Seller represents and warrants that it is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended. Notwithstanding anything herein to the contrary, nothing in this Agreement shall relieve any party hereto from any liability for Fraud.

“Fraud” shall mean, with respect to any party hereto, an actual and intentional misrepresentation in the making of a statement of fact in the express representations and warranties set forth in Section 2 (in the case of the Seller), in Section 3 (in the case of the Purchaser) or in Section 7(t) (in the case of the Guarantor) or in any certificate delivered by such party hereto pursuant to this Agreement, with the intent to deceive the party hereto to whom such representations and warranties were made, and which requires (i) a false representation of material fact; (ii) actual knowledge that such representation is false; (iii) an intention to induce the party hereto to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance with respect to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance; provided that, for purposes of clarification, “Fraud” does not include any claim based on constructive knowledge, reckless misrepresentation, equity fraud, constructive fraud or any similar theory.

(g) Tax Matters. The Seller has had the opportunity to review with its tax advisors the federal, state and local tax consequences of the Purchase and the transactions contemplated by this Agreement. The Seller is relying solely on such advisors and not on any statements or representations of the Purchaser or any of its Affiliates or agents. The Seller understands that the Seller (and not the Purchaser or its Affiliates) shall be responsible for the Seller’s tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing as follows:

(a) Authorization, Approval and Enforceability. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has all necessary limited liability company, partnership or corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Purchase. The execution and delivery of and performance by the Purchaser of its obligations under this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company, partnership or corporate action by the Purchaser and no other limited liability company, partnership or corporate action on the part of the Purchaser is necessary to authorize the execution and delivery of and performance by the Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) No Conflicts. The execution and delivery by the Purchaser do not, and the performance by the Purchaser of its obligations under this Agreement and the Purchase does not: (i) conflict with or violate any provision of the organizational documents of the Purchaser, (ii) conflict with or violate any law, regulation or order applicable to the Purchaser or by which any property or asset of the Purchaser is bound, or (iii) require any consent or approval under, result in a breach of, conflict with, result in a termination of, contravene, constitute (with or without due notice or lapse of time or both) a default under, or accelerate any of the terms, conditions or provisions of, any contract to which the Purchaser is a party or by which any of their respective property or assets are subject or bound, other than in the case of clauses (ii) and (iii) as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the Purchaser taken as a whole or to prevent, materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement and consummate the Purchase hereunder.

SECTION 4. COVENANTS

(a) [Reserved.]

(b) No Transfers or Encumbrances. Except (i) as expressly required or expressly contemplated under this Agreement or as required by applicable Law, (ii) with the prior written consent of the Purchaser, or (iii) with respect to any Encumbrances existing as of the date of this Agreement on the Purchased Units or any interest therein, the Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, transfer, sell, assign, purchase, redeem, retire, repurchase, pledge, lease, license, guarantee or Encumber, or authorize the transfer, sale, assignment, purchase, redemption, retirement, repurchase, pledge, lease, license, guarantee or Encumbrance of, any of the Purchased Units or any interest therein; provided, that prior to Closing, the Seller may transfer, sell or assign ownership of any Purchased Units (together with its rights and obligations hereunder related to such Purchased Units) to any Affiliate, Affiliated Fund or Affiliated Investment Vehicle (each as defined in the A&R LLC Agreement), in each case that is a Permitted Class B Transferee (as defined in the A&R LLC Agreement) of the Seller in accordance with the terms and conditions of the A&R LLC Agreement (in which case the transferee shall sign a joinder, in form and substance reasonably satisfactory to the Purchaser, agreeing to be bound by the provisions hereof (whereupon any reference herein to the “Seller” shall be deemed to include a reference to such transferee)), provided that any such transfer, sale or assignment shall not relieve the Seller of any of its obligations hereunder.

(c) Public Announcements. During the period commencing on the date hereof and continuing until the earlier of (i) the termination of this Agreement or (ii) the Closing, the Seller and the Purchaser shall (and each shall cause its Affiliates to) consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Purchase and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by Law applicable to it or its Affiliates, court process or by obligations applicable to it or its Affiliates pursuant to any listing agreement with or rule of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the foregoing shall not limit the Seller’s or the Purchaser’s or their respective Affiliates’ ability to (v) make disclosures permitted pursuant to Section 7(r)(i) hereof, (w) make non-public announcements and statements to its employees and other stakeholders (including regulators, suppliers, customers and other business partners), (x) make any announcements in the ordinary course of business that do not relate specifically to the signing of this Agreement or the Purchase, (y) make announcements or statements in response to questions from the press, analysts, investors or those attending industry conferences, or (z) with respect to the Purchaser or its Affiliates only, make disclosures in documents (including exhibits and all other information incorporated therein) filed or furnished by the Purchaser or its Affiliates with the Securities Exchange Commission (and a copy of the Form

8-K with respect to the signing of this Agreement shall be provided to the Seller in advance of such filing); provided, further, that the Seller may share the information with respect to this Agreement with the other Class B Members and the Seller acknowledges and agrees that, for the avoidance of doubt, any information the Seller or any of its Affiliates receives that is contained in or relates to another Class B Member’s agreement to sell its Class B Units to the Purchaser or any of its Affiliates shall constitute Confidential Information under the A&R LLC Agreement.

SECTION 5. CONDITION PRECEDENT TO EACH PARTY’S OBLIGATIONS TO EFFECT THE PURCHASE; CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

(a) The respective obligations of the Parties to consummate the Purchase shall be subject to the absence of any Law or order being enacted, promulgated or issued by any Governmental Authority and enjoining, prohibiting or making illegal the consummation of the Purchase (a “Restraint”); provided, however, that to the extent either Party becomes aware of a Restraint, each Party shall use its respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to eliminate, cure or otherwise resolve the circumstances giving rise to such Restraint and otherwise to consummate the Purchase.

(b) The obligations of the Seller to consummate the Purchase are subject to the satisfaction (or waiver by the Seller, if permissible under applicable Law) as of the Closing of the following conditions: (i) the representations and warranties of the Purchaser set forth in Section 3 shall be true and correct in all respects as of the Closing as though made as of the Closing; (ii) the Purchaser shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Purchaser at or prior to the Closing; and (iii) the Seller shall have received the items required to be delivered to it or its designees pursuant to Section 1(c).

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the Purchase are subject to the satisfaction (or waiver by the Purchaser, if permissible under applicable Law) as of the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Section 2 shall be true and correct in all respects as of the Closing as though made as of the Closing.

(b) Performance of Obligations and Covenants of the Seller. The Seller shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Seller at or prior to the Closing.

(c) Concurrent Closing or Purchase of all Class B Units. The closing of the transactions contemplated by the Nuveen UPA shall have occurred concurrently with or prior to the Closing.

(d) No Material Adverse Effect. Since the date of this Agreement, no change, event, fact, development, condition, circumstance, occurrence or effect shall have occurred that has had, or would reasonably be expected to have, individually or together with other changes, events, occurrences, facts, developments, circumstances, conditions or effects, a material adverse effect on (i) the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole considered on a standalone basis, or (ii) the ability of the Seller, on a timely basis, to perform its obligations under this Agreement or consummate the Purchase (each, a “Material Adverse Effect”); provided, however, that in the case of clause (i), none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (A) any change, event, occurrence, fact, development, circumstance, condition or effect generally applicable to (x) the U.S. economy, (y) the markets or industries in which the Company or any of its Subsidiaries operates or (z) any business, financial, political, legislative or market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets, commodity markets or other financial, banking, or securities markets (including any disruption thereof or any fluctuation in prices or trading volumes of any security or any market index)), (B) any change, event, occurrence, fact, development, circumstance, condition or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, (C) any change, event, occurrence, fact, development, circumstance, condition or effect arising directly or indirectly from or otherwise relating to any acts of God (including earthquakes, hurricanes, floods, or other natural disasters), the commencement, occurrence, continuation, or intensification of any war (whether or not declared), national or international calamity, geopolitical conditions, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19) or other outbreaks of diseases or quarantine restrictions, or any other similar event, (D) any change, event, occurrence, fact, development, circumstance, condition or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with any applicable Law or U.S. generally accepted accounting principles, including regulatory changes generally affecting the industries in which the Company or any of its Subsidiaries operates, in each case after the date hereof, (E) any (x) change in the market price or trading volume of the common stock of Vistra Corp., or (y) material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of Vistra Corp. or its Subsidiaries (other than the Company and its Subsidiaries), except, in each case, to the extent that the underlying cause of such change or effect is directly related to the Company and its Subsidiaries (in which case such underlying cause may, to the extent not otherwise expressly excluded by this definition of Material Adverse Effect, be considered and taken into account in determining whether there has been a Material Adverse Effect), (F) any change, event, occurrence, fact, development, circumstance, condition or effect resulting from the execution of this Agreement or announcement or pendency of the transactions contemplated hereby, (G) the failure of the Company or any of its Affiliates to meet internal or published expectations or projections of the results of operations of the Company or any of its Subsidiaries (except that the underlying cause of any such failure may, to the extent not otherwise expressly excluded by this definition of Material Adverse Effect, be considered and taken into account in determining whether there has been a Material Adverse Effect), (H) any downgrade in the credit rating of the Company or any of its Affiliates, and (I) any labor strike, stoppage, slowdown, lockout, labor dispute, or the loss, absence, illness, disability, death, quarantine, diminished productivity or work schedule, termination, layoff or furlough of employees, independent contractors, consultants or other personnel of the Company or its Subsidiaries (including in connection with COVID-19), except in the case of clauses (A) through (D) to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate; provided, further, that, notwithstanding anything herein or otherwise to the contrary, the occurrence of an Extraordinary Nuclear Occurrence (as defined in the Atomic Energy Act of 1954) at a nuclear site of the Company or its Subsidiaries shall constitute a Material Adverse Effect.

(e) No Casualty Event. Since the date of this Agreement, no material damage, destruction or casualty to the property or assets of the Company or its Subsidiaries (“Casualty Event”) shall have occurred, whether or not constituting a Material Adverse Effect, which is reasonably expected to have Restoration Costs in excess of $500,000,000. As used herein, “Restoration Costs” means, with respect to any one or more Casualty Event, the aggregate costs to restore, repair or replace the facilities of the Company and its Subsidiaries subject to such Casualty Event to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a direct result of such Casualty Event, as determined by an independent third party appraiser mutually selected by the Purchaser and the Seller.

(f) Closing Deliverables. The Purchaser and the Company shall have received the items required to be delivered to each of them or their designees pursuant to Section 1(c).

SECTION 7. MISCELLANEOUS

(a) Survival. The representations and warranties of the Seller set forth in Section 2 and the representations and warranties of the Purchaser set forth in Section 3 above and the representations and warranties of the Guarantor set forth in Section 7(t) below shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any knowledge or investigation of the subject matter thereof made by or on behalf of the other Party, as applicable, or any of its Affiliates.

(b) [Reserved.]

(c) Release. Effective as of the Closing, each Party, on behalf of itself and its Affiliates and its and their respective former, current or future shareholders, members, managers, directors, officers, employees, general or limited partners, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, and representatives (collectively, the “Releasing Parties”), hereby irrevocably, knowingly, voluntarily and unconditionally releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Releasing Parties have, may have, or might have or may assert now or in the future, against the Company, the Class B Member Representative, the other Party or any of their respective Affiliates or any of its or their respective former, current or future shareholders, members, managers, directors, officers, employees, general or limited partners, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, investment advisors or representatives (collectively, the “Released Parties”)

arising out of, based upon or resulting from the ownership of the Purchased Units, the other Party’s membership in the Company, the Class B Member Representative’s service as Class B Member Representative, the A&R LLC Agreement or any other contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in any such case whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Company or any of its Subsidiaries, Affiliates or investments, the ownership of any Units, the membership in the Company, the business or the operation, management or control of the businesses of the Company or any of its Subsidiaries, Affiliates or investments, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby; provided, that the foregoing release shall not apply to the Seller’s rights or claims under this Agreement; provided further, that the foregoing release shall not apply to any of the rights, obligations or liabilities under the A&R LLC Agreement that will survive the Closing, as contemplated by Section 1(c) hereof.

(d) No Continuing Rights. The Seller acknowledges that the Closing Payment Amount (before giving effect to any deductions thereto for payment of the Closing Transaction Expense Payments) represents the entire consideration to be paid for the Purchased Units and that, after the Closing, the Seller shall have no further rights with respect to any Units (other than the rights of the Seller under this Agreement) nor any continuing interest in or rights or claims under or in respect of the A&R LLC Agreement or any Membership Interest of any nature in the Company other than as set forth in the last sentence of Section 1(c) hereof.

(e) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (i) by mutual written consent of the Purchaser and the Seller, (ii) by either the Seller or the Purchaser by notice in writing to the other such Party in the event that (A) the other such Party has materially breached or failed to perform any of the representations, warranties, covenants or agreements of such other Party contained in this Agreement, and such breach or failure shall not have been cured within 30 days following receipt by the other such Party of written notice from the first such Party of such breach or failure, provided, however, that the right to terminate this Agreement under this Section 7(e)(ii)(A) shall not be available to the Purchaser or the Seller, as applicable, if such Party has materially breached any of its covenants or agreements hereunder which breach has resulted in the failure of any applicable condition to the Closing set forth herein, (B) any Restraint shall be in effect and shall have become final and non-appealable, provided, however, that the right to terminate this Agreement under this Section 7(e)(ii)(B) shall not be available to the Purchaser or the Seller, as applicable, if the issuance of such final and non-appealable Restraint was primarily due to the material breach of such Party’s covenants or agreements under this Agreement, as applicable, or (C) the Closing has not occurred by 11:59 p.m., Eastern time, on March 17, 2025 (the “End Date”), provided, however, that the right to terminate this Agreement under this Section 7(e)(ii)(C) shall not be available to the Purchaser or the Seller, as applicable, if the failure of the Closing to occur by the End Date was primarily due to the material breach of such Party’s covenants or agreements under this Agreement, or (iii) by the Purchaser if the condition to Closing set forth in Section 5(a) has been satisfied and the Seller fails to consummate the Purchase on the Closing Date.

(f) Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 7(e), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser or the Guarantor, on the one hand, or the Seller, on the other hand, except that (a) such termination shall not relieve a Party (or the Guarantor) from liability for damages to the extent such liability results from a willful and material breach or Fraud by such Party (or the Guarantor) and (b) this Section 7(f) and Sections 7(h), 7(i), 7(m), 7(p), 7(q), 7(r), 7(s) and 7(u) shall survive such termination. In addition, the Confidentiality and Nondisclosure Agreement, dated July 30, 2024, by and among Vistra Corp., the Company and the Seller, shall survive termination of this Agreement in accordance with its terms.

(g) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Seller and the Guarantor and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person (other than the parties to this Agreement, any Released Party (with respect to Section 7(c) only) or any Contracting Party (with respect to Section 7(u))) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except for the foregoing, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

(h) Governing Law; Submission to Jurisdiction. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 7(h) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7(m); provided, however, that the foregoing shall not limit the right of a party hereto to effect service of process on the other parties hereto by any other legally available method. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with Section 7(h), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto agree that a final trial court judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any such party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(i) Waiver of Jury Trial. EACH OF THE PURCHASER, THE GUARANTOR AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH SUCH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7(i).

(j) Specific Performance. The Purchaser, the Guarantor and the Seller agree that irreparable damage would occur and that there would be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Purchaser, the Guarantor and the Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court with jurisdiction in accordance with the provisions of Section 7(h) without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by electronic communication or otherwise) to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(l) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Purchaser and the Seller (and in the case of an amendment to Section 7(t), the Guarantor). Any amendment or waiver effected in accordance with this Section 7(l) shall be binding upon each party hereto (and any of its successors or assigns).

(m) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be (i) delivered personally to a party hereto or to an officer of a party hereto to whom the same is directed, (ii) sent by electronic mail, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (x) if to the Purchaser or the Guarantor, to the Purchaser or the Guarantor, as applicable, at 6555 Sierra Drive, Irving, Texas 75039, Attention: Stephanie Zapata Moore, with a copy to Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002, Attention: Trina Chandler; Caroline Phillips, e-mail: trina.chandler@lw.com; caroline.phillips@lw.com or to such other address as the Purchaser or the Guarantor, as applicable, may from time to time specify by notice to the Seller; and (y) if to the Seller, to the Seller at VV Aggregator Holdings 1 LLC, c/o Avenue Capital Management, L.P., 11 West 42nd Street, 9th Floor, New York, NY 10036, attention: Matt Kimble, email: *****, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, attention: John Bessonette; Amy Caton; Zachary Jacobs, e-mail: *****, or to such other address as the Seller may from time to time specify by notice to the Purchaser and the Guarantor. Any such notice shall be deemed to be delivered, given and received as of: (A) the date so delivered, if delivered personally, (B) the date so transmitted by electronic mail (provided no “bounce back” or notice of non-delivery received), if transmitted by electronic mail, (C) the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, or (D) two (2) Business Days after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

(n) Further Assurances. At the Purchaser’s request, at any time from and after the Closing, the Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer and take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may reasonably require in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of, the Purchased Units, or otherwise implement the transactions contemplated by this Agreement.

(o) Assignment. Subject to the proviso in Section 4(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned by the Seller without the prior written consent of the Purchaser, or by the Purchaser or the Guarantor without the prior written consent of the Seller, in each case not to be unreasonably withheld, conditioned or delayed, and any such assignment or attempted assignment without such consent shall be void; provided, that, without the consent of the Seller: (i) the Purchaser may assign any of its rights or obligations hereunder, to any of its Affiliates (but such assignment shall not relieve the Purchaser from its obligations hereunder) and (ii) the Guarantor may assign its obligations under Section 7(t) to any of its Affiliates (but such assignment shall not relieve the Guarantor from its obligations hereunder); provided further that the Purchaser (for itself and constituting written consent of Vistra Vision Management LLC for itself and on behalf of Vistra Vision LLC as its managing member), notwithstanding anything in this Agreement or the A&R LLC Agreement to the contrary, hereby irrevocably agrees, acknowledges and consents to: (a) the Seller granting, assigning, conveying, mortgaging, pledging, hypothecating and transferring to the Administrative Agent, for the benefit of the Secured Parties (as defined in that certain Security Agreement, dated March 15, 2024 between Seller and Acquiom Agency Services LLC and its successors and assigns (the “Administrative Agent”) (as amended from time to time, the “Security Agreement”)), a lien and continuing security interest (the “Pledge”) upon all of Seller’s right, title and interest in, to and under this Agreement (including, without limitation, to the Purchase Price and the Closing Payment Amount), whether arising under this Agreement, the Payment Guarantee provided pursuant to the terms hereof or at law (the “Pledged Assets”) in order to secure any obligations under or in connection with that certain Credit Agreement dated March 15, 2024 between the Seller as borrower, the Administrative Agent and the lenders from time to time party thereto (as amended, replaced or refinanced from time to time, the “Credit Agreement”), and any other related agreements, documents, certificates and instruments delivered in connection therewith, including, but not limited to, any pledges, assignments, financing statements, and any other filings that may be required in connection with the transactions contemplated (together with the Security Agreement and the Credit Agreement, collectively, the “Loan Documents”) and (b) to the exercise of all remedies and the foreclosure by the Administrative Agent on such Pledge of the Pledged Assets pursuant to and as permitted by the Loan Documents, the Payment Guarantee and this Agreement.

(p) Entire Agreement. This Agreement (including Schedules and Exhibits and other documents delivered by the parties hereto in connection herewith), contains the complete agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto.

(q) Severability. If any term or other provision of this Agreement is determined by a court of a competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Purchase is fulfilled to the extent possible.

(r) Confidentiality. Subject to Section 4(c), each of the Purchaser, the Guarantor and the Seller agrees that it will (and will cause its respective Affiliates to) keep confidential and will not (and will cause its respective Affiliates not to) disclose or use for any purpose any information about the terms of this Agreement (including the status or existence hereof) and the transactions contemplated hereby (which shall constitute Confidential Information under the A&R LLC Agreement), without the consent of the Purchaser and the Guarantor (in the case of a disclosure by the Seller or its Affiliates) or by the Seller (in the case of a disclosure by the Purchaser or the Guarantor or their Affiliates), other than disclosure or use by a party hereto (or such party’s Affiliates) (i) (A) to the extent permitted under Section 3.07(b) of the A&R LLC Agreement (other than Section 3.07(b)(iii)(A) of the A&R LLC Agreement) or pursuant to the proviso to the definition of “Confidential Information” in the A&R LLC Agreement; provided, however that references to the Company in Section 3.07(b)(v) of the A&R LLC Agreement shall be deemed to be replaced with references to the non-disclosing party, as applicable, or (B) in industry standard fund shareholder reports in the ordinary course, or (ii) in connection with the enforcement of its rights hereunder; provided, that, the Seller may share the information with respect to this Agreement with the other Class B Members and the Seller acknowledges and agrees that, for the avoidance of doubt, any information the Seller or any of its Affiliates receives that is contained in or relates to another Class B Member’s agreement to sell its Class B Units to the Purchaser or any of its Affiliates shall constitute Confidential Information under the A&R LLC

Agreement. Notwithstanding anything to the contrary in this Agreement, this Section 7(r) shall not limit the Seller’s or the Purchaser’s or their respective Affiliates’ ability to (A) make non-public announcements and statements to its employees and other stakeholders (including regulators, suppliers, customers and other business partners), or (B) make any announcements in the ordinary course of business that do not relate specifically to the signing of this Agreement or the Purchase, and shall not limit the Purchaser’s or its Affiliates’ ability to (x) make announcements or statements in response to questions from the press, analysts, investors or those attending industry conferences, or (y) make disclosures in documents (including exhibits and all other information incorporated therein) filed or furnished by the Purchaser or its Affiliates with the Securities Exchange Commission (and a copy of the Form 8-K with respect to the signing of this Agreement shall be provided to the Seller in advance of such filing).

(s) Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive and have the meaning represented by the term “and/or”. All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor statutes and references to the rules and regulations promulgated thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns in accordance with the terms and conditions of this Agreement, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement. The word “Law” shall be deemed to be preceded by the word “applicable”. Any reference to “breach”, “default” or “violation” shall be deemed followed by the phrase “with or without notice or lapse of time or both” whether or not so specified. The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party hereto having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(t) Parent Guarantee. The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Seller (the “Payment Guarantee”) the due and punctual payment by the Purchaser of the Purchaser’s obligations under Section 1(c)(ii)-(iii) of this Agreement (up to an amount in the aggregate no greater than the Closing Payment Amount, before giving effect to any deductions thereto for payment of the Closing Transaction Expense Payments) as and when due and payable pursuant to and in accordance with the terms and conditions of this Agreement

(the “Guaranteed Obligations”) and agrees that the Seller shall be entitled to enforce directly against the Guarantor the Guaranteed Obligations if the Purchaser fails to pay or perform the Guaranteed Obligations. This guaranty is a guaranty of payment and not of collection. The Guarantor is guaranteeing the Guaranteed Obligations as primary obligor and not merely as surety. If, for any reason whatsoever, the Purchaser shall fail to pay the Guaranteed Obligations, the Guarantor will promptly pay or cause to be paid the Guaranteed Obligations. The Guarantor hereby irrevocably waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against the Purchaser, any right to require the prior disposition of the assets of the Purchaser to meet its obligations hereunder, lack of validity or the unenforceability of this guaranty of the Guaranteed Obligations, any rights to set-offs, recoupments and counterclaims (except to the extent the Purchaser or its Affiliates is entitled to such rights pursuant to the express terms of this Agreement, which rights result in a reduction of the Guaranteed Obligations), notice, protest and all similar demands whatsoever. The guaranty contained in this Section 7(t) shall apply regardless of any amendments, modifications, waivers or extensions to this Agreement (but such guaranty shall apply with respect to this Agreement as so amended, modified, waived or extended in accordance with this Agreement), whether or not the Guarantor receives notice of the same and the Guarantor waives all need for notice of the same. Notwithstanding the foregoing, the Guarantor shall have (i) the full benefit of all defenses, counterclaims, reductions, diminutions or limitations available to the Purchaser pursuant to or arising from this Agreement, except for those arising out of (A) any legal limitation, disability or incapacity of the Purchaser and (B) any bankruptcy, insolvency, dissolution or liquidation of the Purchaser, and (ii) the full benefit of and does not waive or relinquish its rights and remedies accorded under, applicable statutes of limitation and repose. The Guarantor’s guaranty of the Guaranteed Obligations is irrevocable and continues for the duration of the Guaranteed Obligations. The Guarantor’s obligations under this Section 7(t) shall terminate upon the earlier of (x) the satisfaction in full of all Guaranteed Obligations and (y) the payment in full of the Closing Payment Amount (and, for the avoidance of doubt, the Closing Transaction Expense Payments). The Guarantor hereby makes to the Purchaser as of the date hereof and as of Closing each of the representations and warranties set forth in Section 3 hereof, mutatis mutandis, replacing references to “Purchaser” with “Guarantor”. The Guarantor agrees to the terms of Sections 7(a), 7(f), 7(g), 7(h), 7(i), 7(j), 7(k), 7(l), 7(m), 7(n), 7(o), 7(p), 7(q), 7(r), 7(s) and 7(u) and that it shall be a treated as a party to this Agreement for purposes of such Sections.

(u) No Recourse. Other than pursuant to and to the extent provided in Section 7(t) with respect to the Guarantor for the Guaranteed Obligations, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in equity or at law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”) and, with respect to the Contracting Parties, are subject to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Class B Unit Purchase Agreement as of the date first above written.

PURCHASER:

VISTRA VISION HOLDINGS I LLC

By:
Name: Kristopher E. Moldovan
Title: Executive Vice President and Chief Financial Officer

SELLER:

VV AGGREGATOR HOLDINGS 1 LLC

By: Avenue Capital Management II, L.P.
Its: Manager
By: Avenue Capital Management II Gen Par, LLC
Its: General Partner

By:
Name: Sonia Gardner
Title: Member

GUARANTOR (solely for purposes of Section 7(t) and the other provisions referenced therein):

VISTRA OPERATIONS COMPANY LLC

By:
Name: Kristopher E. Moldovan
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Unit Purchase Agreement]